EXHIBIT 16.1

June 15, 2014

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

We have read Item 4.01 included in the Form 8-K dated June 15, 2014 of Patriot Gold Corp. to be filed with the Securities and Exchange Commission and are in agreement with the statements concerning our firm.

Sincerely,

/s/ Robison, Hill & Co.

Robison, Hill & Co.